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                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

                             DATED AS OF MAY 8, 2000

                                  BY AND AMONG

                              SCI ACQUISITION INC.

                                       AND

                               SWISS CHALET, INC.


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         AGREEMENT AND PLAN OF MERGER, dated as of May 8, 2000, by and between
SCI Acquisition Inc. ("Purchaser"), a corporation organized under the laws of the Commonwealth of Puerto Rico (the "Commonwealth"), and Swiss Chalet, Inc. (the "Company"), a corporation organized under the laws of the Commonwealth.

                                   WITNESSETH:

         WHEREAS the respective Boards of Directors of Purchaser and the Company have determined that it is in the best interests of Purchaser and the Company and their respective stockholders to combine their respective businesses through the merger (the "Merger") of Purchaser with and into the Company, on the terms and conditions set forth in this Agreement; and

         WHEREAS, as a result of the Merger, all the outstanding shares of Common Stock, no par value, of the Company ("Company Common Stock") will be converted into the right to receive (i) an aggregate amount of $17,700,000, or $12.63237227 per share in cash on account of the Merger, (ii) the Extraordinary Distribution, as defined below, and (iii) any Contingency Escrow Consideration, as defined in Section 1.6(e), subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, promises and obligations contained herein, the parties hereto agree as follows:

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                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger.

                  (a) At the Effective Time (as defined in Section 1.1(b)), Purchaser shall merge with and into the Company, and the separate existence of Purchaser shall cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges and franchises, shall continue unaffected by the Merger. The Merger shall be pursuant to and have the effects specified in the Puerto Rico General Corporation Law of 1995 (the "Corporation Law"). The Charter and Bylaws of the Company, as amended at the Effective Time (as defined in Section 1.1(b)) to reflect the authorized capital of Purchaser, shall be the Charter and the Bylaws of the Surviving Corporation until further amended as provided therein. The directors and officers of Purchaser at the Effective Time shall be the directors and officers of the Surviving Corporation until their successors are elected and qualified.

                  (b) On a date selected by Purchaser, which shall be no later than the 30th day following the satisfaction or waiver of the conditions set forth in Article 6, the parties hereto shall cause this Agreement or a certificate of merger to be properly filed in the office of the Secretary of State of the Commonwealth in accordance with the Corporation Law. The Merger shall become effective at the time (the "Effective Time") this Agreement or a certificate of merger is properly filed in accordance with the

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Corporation Law.  The date on which the Effective Time shall occur is herein referred to as the "Effective Date").

                  (c) Purchaser shall have the right, subject to Section 7.4, to require the amendment of this Agreement to provide that Purchaser, and not the Company, shall be the Surviving Corporation in the Merger, and the Company agrees to execute such amendment in the event of any such request by Purchaser. In the event any such amendment is executed after the stockholders of the Company shall have approved the Merger, no additional stockholder approval shall be required for such amendment.

         1.2. Effect of the Merger on Outstanding Shares of Company Common Stock. Subject to the terms and conditions of this Agreement, to effectuate, and automatically by virtue of, the Merger:

                  (a) (i) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of the Company) ("Outstanding Shares") shall become and be converted into the right to receive (i) $12.63237227 in cash (the "Consideration") (which amount is based on an aggregate amount of Consideration equal to $17,700,000 and 1,401,162 shares outstanding) on account of the Merger,
(ii) the Extraordinary Distribution (calculated on a per share basis), and (iii) any Contingency Escrow Consideration (calculated on a per share basis);

                           (ii)     Notwithstanding any other provision hereof,
if the Company effects a stock dividend, extraordinary dividend or distribution (other than as contemplated by Section 1.4),

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reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction after the date hereof and before the Effective Time, the Consideration shall be appropriately adjusted.

                           (iii) At the Effective Time, each share of Company
Common Stock that, immediately prior to the Effective Time, is held as treasury stock of the Company shall by virtue of the Merger be cancelled and retired and shall cease to exist, and no exchange or payment shall be made thereof.

                  (b) Not later than the 30th day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), Purchaser shall mail a letter of transmittal, substantially in the form of Exhibit 1.2, to each person that was a holder of record of Company Common Stock immediately prior to the Mailing Date. The letter of transmittal shall be used by holders of Company Common Stock to surrender the certificates representing shares of Company Common Stock prior to the Effective Time ("Old Certificates") in exchange for the Consideration, and must be accompanied by such Old Certificates.

         1.3. Effect of Merger of Outstanding Shares of Capital Stock of Purchaser. At and after the Effective Date, each share of Purchaser's common stock issued and outstanding immediately prior to the Effective Date shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

         1.4. Extraordinary Distribution.


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                  (a) Immediately prior to the Effective Time, and subject to the terms of this Section 1.4 and compliance with all laws, regulations and regulatory policies, the Company may declare and pay an extraordinary cash distribution (the "Extraordinary Distribution") in an amount equal to its available cash after deducting the amount necessary

                           (i) to fund a cash reserve (the "Cash Reserve") of
(A) $400,000, in the event that Purchaser is provided with evidence of the satisfaction of the claim for property taxes on property number 040-050-191-35-901, or (B) $575,000, in the event that Purchaser is not provided with such evidence, which Cash Reserve the Company will maintain at such level until after the consummation of the Merger and which will remain the property of the Surviving Corporation after the consummation of the Merger,

                           (ii) to fund the Contingency Escrow contemplated
by Section 1.6,

                           (iii) to fund an additional cash reserve in an
amount certified by the Company to be sufficient to pay any declared but unpaid dividends, including dividends payable to stockholders with unknown addresses, which reserve will remain the property of the Surviving Corporation after the consummation of the Merger,

                           (iv) to fund an additional cash reserve (the
"Liability Reserve"), which will remain the property of the Surviving Corporation after the Effective Time, to pay any long-term liability of the Company existing at the Effective Time (A) which is of the type required to be included in a balance sheet in accordance with U.S. generally accepted accounting principles,

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(B) which was not reflected on the April 30, 1999 balance sheet of the Company,
(C) which will remain outstanding at the Effective Time, (D) for which an asset of equal value that was not reflected on such April 30, 1999 balance sheet will not exist on the Closing Date Balance Sheet (as defined below), and (E) which, in the case of a liability in an amount in excess of $100,000 that is not voluntarily incurred by the Company, the Company consents at the Effective Time to include for purposes of calculating the Liability Reserve,

                           (v) to fund any payment due or to become due to
Mr. Peter Somech, Mr. Gustavo Velez, Mr. B. Chester Hryniewicz and any other officer of the Company referred to in Schedule 3.14(b) under their agreements with the Company (including the non-qualified deferred compensation plan referred to in Schedule 3.14(b)), and

                           (vi) to fund the payment of accrued unpaid taxes
payable with respect to the fiscal year ending April 30, 2000 and the period from May 1, 2000 to the Effective Date, it being agreed that no provision or deposit will be made hereunder, or in the Contingency Escrow or the Liability Reserve, with respect to income or property tax contingencies identified on or prior to the date hereof by Purchaser's due diligence investigation.

                  (b) The amount, if any, of the Liability Reserve shall be determined on the basis of a balance sheet and supporting documentation prepared by the Company as of the Effective Date (the "Closing Date Balance Sheet"), which shall take into consideration the latest financial information available to the Company. Ten days prior to the Effective Date, the Company shall

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provide to the Purchaser a projected Closing Date Balance Sheet and supporting documentation.

                  (c) In the event that the Company does not consent at the Effective Time to take into consideration a liability described in clause
(a)(iv)(E) above for purposes of calculating the Liability Reserve, the Purchaser may terminate this Agreement pursuant to Section 7.1(i).

                  (d) The amount of the Extraordinary Distribution shall be delivered at the Effective Time by the Company to the Exchange Agent mentioned in Section 1.5 and distributed to shareholders together with the Consideration.

                  (e) The amount of the reserves described in clauses (i) through (vi) of Section 1.4(a) shall not exceed the Company's available cash (including cash equivalents and securities) on the Effective Date.

         1.5. Appointment of Exchange Agent. Purchaser and the Company shall appoint an exchange agent (the "Exchange Agent") to effect the exchange of Old Certificates for the Consideration and shall enter into an escrow agreement with the Exchange Agent that incorporates the terms hereof. Any fees and expenses of the Exchange Agent payable prior to the Effective Time will be paid 85% by Purchaser and 15% by the Company. On the Effective Date, Purchaser shall transfer to the Exchange Agent an amount equal to the aggregate amount of the Consideration minus the amount of the Deposit described in Section 1.9 in immediately available funds. The Exchange Agent shall be a bank mutually agreed by the Company and Purchaser with offices in Puerto Rico and the United States.


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         1.6.     Establishment of Contingency Escrow.

                  (a) Prior to the declaration and payment of the Extraordinary Distribution, (i) the Company and Purchaser shall establish by mutual agreement an escrow account (the "Contingency Escrow") with the same entity acting as Exchange Agent and shall enter into an escrow agreement (the "Contingency Escrow Agreement") with such entity incorporating the relevant terms hereof, and (ii) the Company shall transfer to such escrow account an amount agreed to between the Company and Purchaser.

                  (b) The Company shall withdraw funds from the Contingency Escrow from time to time at any time prior to the 18- month anniversary of the Effective Date, to pay material contingent liabilities identified in writing by Purchaser and the Company on or prior to the Effective Date, which material contingent liabilities are not reflected on the audited balance sheet of the Company as of April 30, 1999, and not reserved for in the Liability Reserve, and which relate to events occurring or conditions existing prior to the Effective Date. These material contingent liabilities shall include any material contingent liabilities arising from or constituting a breach of any of the representations made by the Company herein, and any other material contingent liability identified in writing by Purchaser as a result of its labor, employee benefit, financial and environmental due diligence investigation of the Company after the date hereof and agreed to by the Company (it being understood that, for purposes of this Section 1.6, contingent liabilities involving less than $5,000 individually or less than $100,000 in the aggregate shall not be considered material).


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                  (c) The parties agree to negotiate in good faith the amount of the Contingency Escrow. In the event that the Purchaser and the Company cannot agree as to the amount of the Contingency Escrow, the Purchaser shall have the option of terminating this Agreement pursuant to Section 7.1(i) or agreeing to the amount proposed by the Company.

                  (d) Any proceeding relating to any claim reserved for in the Contingency Escrow shall be administered, and monies therein may be withdrawn by the Company, as provided in the Contingency Escrow Agreement.

                  (e) Any funds remaining in the Contingency Escrow on the 18-month anniversary of the Effective Date and not applied to pay contingencies as provided in clauses (b) and (d) above, including any interest earned on such funds, shall be considered additional Consideration ("Contingency Escrow Consideration") and shall be distributed pro rata to the persons who were the holders of record of Company Common Stock immediately prior to the Effective Date, provided such persons have surrendered their Old Certificates. Any funds in the Contingency Escrow, including any interest earned on such funds, relating to Old Certificates that have not been surrendered shall be transferred to the Surviving Corporation in accordance with Section 1.7(d).

         1.7. Additional Exchange Procedures.

                  (a) At and after the Effective Time, each Old Certificate, and each share of Company Common Stock represented thereby, shall represent for all purposes only the right to receive Consideration as provided herein, and nothing else.


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                  (b) If any Consideration is to be issued to a person other than the registered holder of the shares of Company Common Stock formerly represented by the Old Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Old Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such shares of Company Common Stock or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) At and after the Effective Time, there shall be no further registration or transfers of shares of Company Common Stock, and the stock ledgers of the Company shall be closed. After the Effective Time, Old Certificates presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

                  (d) On the six-month anniversary of the Effective Date, the Exchange Agent shall transfer to the Company the balance of the funds held by it corresponding to former holders of Company Common Stock who have not delivered Old Certificates to the Exchange Agent in accordance with this Article 1 prior to that time. The Surviving Corporation shall continue to exchange Old Certificates in accordance with this Article 1 until the second anniversary of the Effective Date, at which time, to the extent permitted by law, such funds may be retained by the Company free and clear of the claims of such former holders.


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                  (e) None of the Company, the Surviving Corporation, Purchaser
and the Exchange Agent, or any of their respective current or former directors, shall be liable to any former holder of Company Common Stock for any securities delivered or any cash paid to a public official pursuant to applicable escheat or abandoned property laws or for any securities or cash retained by any of them as permitted by any such law or by this Agreement. The Surviving Corporation shall indemnify any current or former director of the Company for any expenses incurred as a result of any claim by a former Company stockholder arising from
Section 1.7(d).

                  (f) Except as set forth in Section 1.6 with respect to interest on the Contingency Escrow, no interest will be paid or accrued on the Consideration.

                  (g) In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Consideration as may be provided pursuant to this Agreement; provided, however, that each of Purchaser and the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Purchaser, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.


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                  (h) The amount payable to a shareholder in exchange for his
Old Certificates shall be rounded down to the nearest dollar.

         1.8. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if holders of shares of Company Common Stock are entitled to demand appraisal for their shares under the Corporation Law, the following shall apply:

                  (i) Any shares of Company Common Stock held by a holder who has demanded appraisal of his shares and as of the Effective Date has neither effectively withdrawn nor lost his right to such appraisal (the "Dissenting Shares") shall not be converted in the manner set forth in Section 1.2, but the holder thereof shall only be entitled to such rights as are granted by the Corporation Law.

                  (ii) If after the Effective Date any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then such Dissenting Shares shall be converted into Consideration.

         1.9. Deposit. Simultaneously with the execution of this Agreement, Purchaser has deposited $250,000 (the "Deposit") in immediately available funds with an escrow agent in accordance with the Escrow Agreement included as Exhibit
1.9. If the Merger is consummated, the Deposit shall be transferred to the Exchange Agent and shall be used as part of the Consideration. If the Merger is not consummated and this Agreement is terminated in accordance with its provisions because Purchaser is unable to obtain the financing required, because Purchaser breaches any of its covenants or representations herein, or because Purchaser

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refuses to consummate the Merger after all conditions precedent to its obligations have been satisfied, Purchaser shall forfeit the Deposit and the Company may keep the Deposit. Otherwise, the Deposit shall be returned to Purchaser upon the termination of this Agreement.

                                    ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Company as follows:

         2.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth (the "Commonwealth"), and it has the requisite corporate power to carry on its business as now conducted.

         2.2. Authority Relative to this Agreement; Non- Contravention. Purchaser has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by its Board of Directors, and no other corporate proceedings on its part are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not subject to, or obligated under, any

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provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. Other than the filing of this Agreement in accordance with the Corporation Law, compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and the consent of the Government of Puerto Rico to the change of control of the Company in connection with the Company's tax exemption concession (the "Requisite Approvals"), no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on its part for the consummation by Purchaser of the transactions contemplated by this Agreement.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Purchaser as follows:

         3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Corporation Law and it has the requisite corporate power and authority to carry on its business as now conducted. The copies of the Charter and Bylaws of the Company which have been made available to Purchaser on or prior to the date of this

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Agreement are correct and complete and reflect all amendments made thereto through such date. The Company is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so licensed or qualified.

         3.2. Authority Relative to this Agreement; Non- Contravention. The Company has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and, subject to obtaining shareholder approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Company's Board") and, except for approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The Company is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) to the best of its knowledge any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any assets of the Company would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby. Other than in connection with obtaining the Requisite Approvals and the

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filing of a proxy or information statement and Rule 13e-3 Transaction Statement
(if applicable) with the Securities and Exchange Commission (the "SEC"), to the best of its knowledge no authorization, consent or approval of, or filing with, any public body, court or authority, or any other person, is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement.

         3.3. Capitalization.

                  (a) The authorized, issued and outstanding capital stock of the Company as of the date hereof is as follows: 4,000,000 authorized shares of Company Common Stock, of which 1,401,162 are outstanding. The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no options, warrants, conversion privileges, preemptive rights or other rights, agreements, arrangements or commitments ("Rights") obligating the Company to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book or market value or any other attribute of any of the capital stock of the Company, or the earnings or other attributes of the Company.

                  (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on or approve any of the transactions contemplated hereby ("Voting Debt") are issued or outstanding.


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         3.4. [Reserved]

         3.5. Absence of Undisclosed Liabilities. Except as set forth in
Schedule 3.5, all the material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted), including Taxes (as defined in Section 3.9) (collectively, "Liabilities"), required to be reflected or reserved against in the Company's audited balance sheet as of April 30, 1999 (the "1999 Balance Sheet"), or in the notes thereto, in accordance with generally accepted accounting principles have been so reflected. The Company has no other material Liabilities, except: (a) Liabilities (other than for borrowed money) which have arisen in the ordinary course of business after the date of the 1999 Balance Sheet (which Liabilities will be reflected on the Closing Date Balance Sheet), and (b) as otherwise set forth on Schedule 3.5.

         3.6. Absence of Certain Developments. Except as set forth on Schedule 3.6, the Company has not agreed, promised or committed to take any action that, if taken or agreed, promised or committed to after the date hereof, would violate or conflict with Section 4.1 hereof.

         3.7. Properties.

                  (a) The Company owns good, marketable and insurable title to all the real property and all the personal property, fixtures, furniture and equipment reflected on the 1999 Balance Sheet or acquired since the date thereof, free and clear of any liens, pledges, security, interests, encumbrances or charges of any kind, except for (i) liens for current taxes and special

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assessments not yet due and payable, (ii) those identified on Schedule 3.7(a),
(iii) property disposed of since the date of the 1999 Balance Sheet in the ordinary course of business, and (iv) utility easements. The real property owned by the Company includes a 184-room hotel in an approximately 2.6 acre site located at De Diego Avenue and Loiza Street in San Juan, Puerto Rico, and comprised of several adjacent parcels that include the hotel, its supporting facilities, several retail establishments (including Tradicione Francaise and Metropol), a theater building, and two parking lots. The Company appears as the record owner of all such real property in the Registry of Property of Puerto Rico.

                  (b) Except as set forth in Schedule 3.7(b), all the buildings, fixtures, furniture and equipment necessary for the conduct of the business of the Company are usable in the ordinary course of business. The Company owns all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

         3.8. Environmental Matters. Except as set forth in Schedule 3.8:

                  (a) To the best of the Company's knowledge, each of the Company, the Participation Facilities and the Loan/Fiduciary Properties (each as hereinafter defined) are, and have been, in material compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession of all permits and authorizations required under applicable Environmental Law, and compliance with the terms and conditions thereof.

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                  (b) To the best of the Company's knowledge, no transfer of permits or other governmental authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws, will be required to permit the Company to conduct its business in full compliance with all applicable Environmental Laws after the Effective Time.

                  (c) There is no suit, claim, action, proceeding, investigation or notice pending or to the best of the Company's knowledge threatened (or past or present actions, activities, circumstances, conditions, events or incidents that to the best of the Company's knowledge could reasonably form the basis of any such suit, claim, action, proceeding, investigation or notice), before any governmental entity or other forum in which the Company, any Participation Facility or any Loan/Fiduciary Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice the Company, Participation Facility or Loan/Fiduciary Property has or may have retained or assumed either contractually or by operation of law), has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release (as hereinafter defined) or threatened Release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Company, any Participation Facility or any Loan/Fiduciary Property.


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                  (d) To the best of the Company's knowledge, during the period of: (i) the Company's ownership or operation of any of its current properties,
(ii) the Company's participation, if any, in the management of any Participation Facility, or (iii) the Company's holding of a security or other interest in a Loan/Fiduciary Property, there has been no Release of or contamination by any Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property. To the best of the Company's knowledge, prior to the period of (x) the Company's ownership or operation of any of its respective currently or formerly owned or leased properties, (y) the Company's participation in the management of any Participation Facility, or (z) the Company's holding of a security or other interest in a Loan/Fiduciary Property, there was no Release of or contamination by any Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

                  (e) To the best of the Company's knowledge, no part of any property currently owned or leased by the Company, any Participation Facility or any Loan/Fiduciary Property has been or is scheduled for investigation or monitoring pursuant to any Environmental Law.

                  (f) The following definitions apply for purposes of this
Section 3.8: (i) "Environmental Laws" means all federal, Puerto Rico, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment presently in effect or hereinafter adopted, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface

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water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; (ii) "Loan/Fiduciary Property" means any property owned or controlled by the Company or in which the Company holds a security or other interest, and, where required by the context, said term means the owner or operator of such property; (iii) "Participation Facility" means any facility in which the Company participates in the management and, where required by the context, said term means the owner or operator of such property; (iv) "Hazardous Material" means materials which are: (A) listed, classified or regulated pursuant to any Environmental Law, (B) petroleum, any petroleum products or by-products, friable asbestos, airborne asbestos, asbestos containing material, polychlorinated biphenyls ("PCBs"), radioactive materials or radon gas, or (C) any other material or substance the presence of which is prohibited, limited or regulated by any governmental entity or Environmental Law; and (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in, the air, soil, surface water, groundwater or property.

         3.9. Tax Matters. Except as set forth in Schedule 3.9, the Company has filed or will file all Tax (as hereinafter defined) returns (including information returns) or reports required to be filed (taking into account permissible extensions) by it on or prior to the Effective Date, and has paid or will pay, prior to the Effective Date, all Taxes relating to the time periods covered by such returns and reports which are or will become due and payable prior to the Effective Date. The accrued taxes payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the 1999 Balance Sheet or any balance sheet of the Company delivered to Purchaser after the date hereof (including the Closing Date Balance Sheet) are or will be, to the best of the Company's knowledge, sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to all periods ended on or prior to the date of such balance sheet or which may subsequently be determined to be owing with respect to any such period. Except as disclosed on Schedule 3.9, the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. The Company has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date shall have been paid by or on behalf of the Company. No Tax returns of the Company have been audited by any governmental authority other than as disclosed on Schedule 3.9; and, except as set forth on
Schedule 3.9, there are no unresolved questions, claims or disputes asserted and notified to the Company by any relevant taxing authority concerning the liability for Taxes of the Company. The Company has not reached an agreement under Section

6006 of the Puerto Rico Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim has been made, or, to the best of the Company's knowledge, could be made, against the Company with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which the Company was at any time a member. For purposes of this Agreement, the term "Tax" shall mean any Commonwealth, U.S. federal, state, local or foreign income, gross receipts, municipal license, deposit, license, payroll, employment, excise, municipal excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, dividends withholding, foreign or domestic withholding (including withholding on payments for services rendered), social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, room occupancy, transfer, value added, alternative or add-on minimum or other tax, assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of, the foregoing.

         3.10.  Contracts and Commitments.

                  (a) Except as set forth on Schedule 3.10 and Schedule 3.14, the Company (i) is not a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), (ii) is not a party to any (A) contract or group of related contracts with the same person for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of

$10,000 for any individual contract or $20,000 for any group of related contracts in the aggregate, (B) other contract which would be a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) other agreement which was not entered into in the ordinary course of business and which is not disclosed on Schedules 3.7(a) or 3.7(b), and
(iii) does not have any commitments for capital expenditures in excess of $10,000.

                  (b) Except as disclosed on Schedule 3.10, (i) the Company has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on Schedule 3.10, and the Company is not in receipt of any claim of default under any contract or commitment set forth on Schedule 3.10 and (ii) the Company does not have any present expectation or intention of not fully performing any obligation pursuant to any contract or commitment set forth on Schedule 3.10.

         3.11. Litigation. Except as set forth on Schedule 3.11, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company, threatened against the Company, at law or in equity, or before or by any Commonwealth, federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         3.12. No Brokers or Finders. Except as disclosed on Schedule 3.12 (as to both identity and amount), there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company.

         3.13. Employees; Labor Matters. (a) Except as disclosed on Schedule 3.13(a), there is no (i) collective bargaining agreement or other labor agreement to which the Company is a party or by which it is bound; (ii) written or oral retainer, consulting, employment, severance, or incentive plan or contract to which the Company is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, incentive performance bonus, vacation plans or programs, sick leave plans or programs and related benefits, but not including those plans disclosed on
Schedule 3.14(a)) are afforded any of such employees of the Company. The Company is not and, to the best of the Company's knowledge no other person who is a party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

                  (b) To the best of the Company's knowledge, except as disclosed on Schedule 3.13(b), the Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, salary withholdings, meal periods, sick leave, sexual harassment, vacations, maternity, disabilities (including the Americans with Disabilities Act) employee health and safety (including OSHA), Christmas bonus, working hours and benefits for employees and former employees, equal opportunity, collective bargaining, non-discrimination and the payment and withholding of social security and other taxes (including social security taxes imposed upon any of the Benefit Plans (as defined below)) and other sums as required by appropriate governmental authorities, and has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees and former employees of the Company and is not liable to any person or entity (including any governmental entity) for any arrears of wages, commissions and benefits for employees, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no: (i) unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency; (ii) pending labor strike or other labor trouble affecting the Company; (iii) labor grievance pending against the Company; (iv) pending representation question respecting the employees of the Company; or (v) pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party.

                  (c) The Company maintains an insurance policy in full force and effect with the Puerto Rico State Insurance Fund; and the Company has paid all premiums on said policy and has no outstanding debts with respect thereto. Except as disclosed on Schedule 3.13(c), no work-related accidents have been reported to the State Insurance Fund nor has any work-related accident occurred for which the Company is or may be classified as an uninsured employer.

                  (d) The Company maintains an insurance policy under the Puerto Rico Short-Term Disability Act (SINOT), which is in full force and effect.

                  (e) Except as disclosed on Schedule 3.13(e), there are no material controversies pending or to the best of the Company's knowledge threatened before any federal or local court or government agency, including the Equal Employment Opportunity Commission or any similar agency of the Commonwealth of Puerto Rico, the National Labor Relations Board, the United States Department of Labor and the Antidiscrimination Unit, the Negotiation and Conciliation Board, or any other unit of the Puerto Rico Department of Labor, between the Company and any of its past or present employees or relating to the Company.

                  (f) Except as set forth on Schedule 3.13(f), the Company is not a party to any employment contract or arrangement with respect to any of its employees (including, without limitation, so-called "golden parachute" or severance agreements), nor has the Company in any other manner limited its right to terminate the employment relationship with its employees except as provided by Act 80 of May 30, 1976.

                  (g) The Company has not been notified by any federal or Puerto Rico agency of any labor or employee-related investigation involving the Company, nor, to the best of the Company's knowledge, does any condition exist, which would constitute a violation of any applicable federal or local labor law or regulation.

         3.14.  Employee Benefit Plans.

                  (a) All benefit plans, contracts or arrangements covering current employees or former employees of the Company (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), and plans of deferred compensation (the "Benefit Plans"), are listed in Schedule 3.14(a). True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto or a description in the case of any Benefit Plan not reduced to writing have been provided or made available to Purchaser, with the exception of the documents related to the multiemployer pension plan maintained by the Teamsters Union (the "Teamsters Pension Plan") to which the Company contributes in accordance with the terms of its collective bargaining agreement.

                  (b) Except as disclosed on Schedule 3.14(b), all employee benefit plans, and the operation and administration of the same, covering Employees (the "Plans"), are in substantial compliance with ERISA, to the extent subject to ERISA, and all applicable laws and regulations, except that no representation is made with respect to the Teamsters Pension Plan. None of the Plans is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") or is intended to be qualified under Section 165(a) of the Puerto Rico Income Tax Act of 1954 or Section 1165(a) of the Puerto Rico Internal Revenue Code of 1994, both statutes as amended (both statutes, collectively, the "Puerto Rico Tax Code") or the United States Internal Revenue Code of 1986, as amended, and therefore the trust which forms part of the same, if any, is not a tax exempt trust, except that no representation is made with respect to the Teamsters Pension Plan. There is no material pending or, to the best of the Company's knowledge, threatened litigation relating to the Plans (other than the Teamsters Pension Plan) or any administrator or fiduciary related to the Plans. The Company has not been advised of any material pending or threatened litigation relating to the Teamsters Pension Plan or any administrator or fiduciary related to the Teamsters Pension Plan. Except as disclosed on Schedule 3.14, the Company has not engaged in a transaction with respect to any Plan (other than the Teamsters Pension Plan), or to the best of the Company's knowledge the Teamsters Pension Plan, that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed pursuant to the Puerto Rico Tax Code or Section 502(i) of ERISA in an amount which would be material or could result in the revocation of the tax exemption of any Pension Plan's trust under the Puerto Rico Tax Code.

                  (c) The Company does not have and has never had any "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA. No entity could be considered a single employer with the Company under Section 4001 of ERISA. The Company has not incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan (other than the Teamsters Pension Plan), or to the best of the Company's knowledge for the Teamsters Pension Plan, within the 12-month period ending on the date hereof.

                  (d) Except as disclosed on Schedule 3.14(d) all contributions required to be made under the terms of any Benefit Plan (other than the Teamsters Pension Plan) have been timely made. All contributions required to be made to the Teamsters Pension Plan pursuant to the Company's collective bargaining agreement have been made.

                  (e) The Company does not have any obligations for retiree health and life benefits under any Benefit Plan, except as set forth on Schedule
3.14. Except as disclosed in Schedule 3.14, the Company may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

                  (f) Except as disclosed in Schedule 3.14, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, whether under a Plan or any other arrangement or agreement, be a factor in causing payments to be made by the Surviving Corporation, Purchaser or the Company that are not deductible (in whole or in part) under the Puerto Rico Tax Code or (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company under any Plan or otherwise from the Company, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, except that no representation is made with respect to the Teamsters Pension Plan.

         3.15. Insurance. Schedule 3.15 hereto lists each insurance policy maintained by the Company (or its lessees) with respect to its properties and assets. The Company hereby covenants that it has delivered or shall deliver or make available to Purchaser complete and accurate copies of each of such insurance policies within ten business days of the date hereof. Each such policy is in full force and effect and the Company has paid all premiums due thereon.

         3.16. Interest of Certain Persons.  Except as set forth on
Schedule 3.16, there are no loans from the Company to any officer or director of the Company or any of their affiliates and no officer or director of the Company has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company.

         3.17. Compliance with Laws; Permits. To the best of its knowledge, except as set forth in Schedule 3.17, the Company has complied in all material respect with all applicable laws and regulations of the Commonwealth, foreign, federal, state and local governments and all agencies thereof which affect or relate to the business and operations or any owned or leased properties of the Company or to which the Company may be subject; and no claims have been filed by any such governments or agencies against the Company alleging such a material violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. To the best of its knowledge, the Company holds all of the permits, licenses, certificates and other authorizations of the Commonwealth, foreign, federal, state and local governmental agencies required for the conduct of its business. Except as disclosed in Schedule 3.17, the Company is not subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive body, or is a recipient of any supervisory letter from, or has adopted any board resolution at the request of, any Commonwealth or federal governmental authorities, nor has the Company been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, commitment letter, board resolution or similar undertaking.

         3.18. Proxy Statement. At the time the Proxy Statement is mailed to the stockholders of the Company and at all times subsequent to such mailing up to and including the Effective Time, such Proxy Statement (including any supplements thereto), will (a) comply as to form in all material respects with applicable provisions of the 1933 Act and the 1934 Act and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         3.19. Noncompete Provisions. The Company is not subject to, or obligated under, any agreement, arrangement or understanding that restricts its ability to engage in any and all activities permissible for corporations under applicable laws and regulations ("Permissible Activities"). No agreement, arrangement or understanding would limit or restrict the ability of the Surviving Corporation or its subsidiaries to engage in any and all Permissible Activities upon consummation of the transactions contemplated hereby.

         3.20. Equity Ownership. Except as disclosed on Schedule 3.20, the Company does not own any stock, partnership interest, joint venture interest or any other equity or similar security issued by any other corporation, organization or entity.

         3.21. Financial Statements and Reports.

                  (a) The Company has timely filed all reports and statements, and any amendments required to be made with respect thereto, that it was required to file with Commonwealth Authorities, the SEC or any other applicable federal or state regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date hereof), each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date hereof) in all material respects, to the best of its knowledge, with all applicable statutes, rules and regulations. Such reports, statements and amendments are referred to herein as the "Company's Reports".

                  (b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date hereof), each of the Company's Reports, including the financial statements, notes, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Company Reports filed, used or circulated after the date hereof, will comply) in all material respects with the applicable laws and did not (or in the case of the Company Reports filed, used or circulated after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                  (c) The 1999 Balance Sheet, including the related notes and schedules, fairly presents its financial position as of the date of such balance sheet and each of the statements of income, cash flows and stockholders' equity for the period then ended (collectively, the "1999 Financial Statements"), including any related notes and schedules, fairly presents its results of operations, retained earnings and cash flows, as the case may be, at the dates and for the periods set forth therein in accordance with U.S. generally accepted accounting principles.

                  (d) Since April 30, 1999, there has been no change, event, occurrence or development in the business directly or indirectly conducted by it that has had or would reasonably be expected to have a material adverse effect on the Company.

         3.23. Tax Exemption Concession. The Company has a tax exemption concession from the Department of Treasury of the Commonwealth of Puerto Rico issued pursuant to the Tourism Incentives Act of 1983 that provides for the following tax exemptions:

                  (a) Income Taxes: 90%, for ten years, of which five have been used. The Company has the option to elect the ten specific years to be covered under the income tax concession. Pursuant to this tax exemption concession, the Company is required to invest at least 20% of its net income in certain qualified activities that include marketing and promotion, training programs and improvement of the property, among others.

                  (b) Property Taxes: 80%, until December 31, 2002.

                  (c) Municipal License Tax: 100%, from July 1, 1993 to June 30, 2003.

         To the best of its knowledge, the Company is in compliance with all of the terms of its tax concession and of the Tourism Incentives Act.

                                    ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

         4.1. Conduct of Business of the Company. From the date of this Agreement to the Effective Date, unless Purchaser shall otherwise agree in writing or as otherwise expressly permitted by other provisions of this Agreement, including this Section 4.1:

                  (a) The business of the Company will be conducted only in, and the Company shall not take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulation and past practices;

                  (b) The Company will not, directly or indirectly, (i) amend or propose to amend its Charter or Bylaws; (ii) issue or sell any of its equity securities, Voting Debt, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities; (iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of the Company or other securities of the Company; (iv) split, combine or reclassify any outstanding shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of the Company, except the Extraordinary Distribution permitted by Section 1.4 and its regular semi-annual dividend in June 2000 in an amount consistent with past practices; (v) borrow any amount or incur or become subject to any other material liability, except liabilities (other than borrowings) incurred in the ordinary course of business consistent with past practices; (vi) sell, assign, transfer, mortgage, pledge or subject to or permit to be subject to any lien or other encumbrance any of its assets, except liens and encumbrances for current property taxes not yet due and payable; (vii) cancel any material debt or claims or waive any rights of material value, except as set forth in Schedule 4.1(b); (viii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets; (ix) other than as set forth on Schedule 3.10, make any capital expenditures or commitments therefor in an aggregate amount for all such capital expenditures in excess of $10,000 or enter into any lease; (x) modify its policy relating to the payment of accounts payable or the collection of accounts receivable, it being agreed that the Company will pay its accounts payable as they become due; or (xi) enter into or propose to enter into, or modify or propose to modify, any material agreement, or any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.1(b);

                  (c) Except as set forth in Schedule 4.1(c), the Company will not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee, except as contemplated by the Company's existing collective bargaining agreement, and except that the wages and salaries of non-union employees may be adjusted on a basis consistent with prior practices;

                  (d) The Company will not adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees;

                  (e) The Company will use reasonable efforts to cause its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the cancelled, terminated or lapsed policies are in full force and effect;

                  (f) The Company will not enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation without prior consultation with Purchaser;

                  (g) The Company will use all reasonable efforts to preserve intact in all material respects its business organization as a whole and the goodwill of the Company and to keep available the services of its officers and employees as a group and preserve intact material agreements, and the Company will confer on a regular and frequent basis with representatives of Purchaser, as reasonably requested by Purchaser, to report on operational matters and the general status of ongoing operations;

                  (h) With respect to properties leased by the Company, the Company will not renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with Purchaser; and

                  (i) The Company will not agree or commit to do any of the foregoing.

The term "prior consultation" means, with respect to any action, advance notice of such proposed action and a reasonable opportunity to discuss with Purchaser such action in good faith prior to taking such action.

                                    ARTICLE 5

                       ADDITIONAL COVENANTS AND AGREEMENTS

         5.1. Filing and Approvals. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all applications, proxy statements or other documents required to obtain regulatory approvals and consents from any applicable regulatory authorities and provide copies of such applications, filings and related correspondence to the other party. Prior to filing each application, proxy statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on such application, proxy statement or other document. Each party will use all reasonable efforts and cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings.

         5.2. Financial Statements. The Company shall furnish Purchaser with the Company's balance sheets as of the end of each calendar month ending after the date hereof and the related statements of income, not later than the 15th day after the end of each such calendar month, and shall furnish Purchaser with the Company's audited financial statements as of and for the year ended April 30, 2000, not later than June 30, 2000. Such financial statements shall be prepared on a basis consistent with the 1999 Financial Statements and on a consistent basis during the periods involved and shall fairly present the financial condition of the Company as of the dates thereof and the results of operations of the Company for the periods then ended in accordance with U.S. Generally Accepted Accounting Principles (except as specifically noted in such financial statements).

         5.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that in the event that this Agreement is terminated pursuant to clause (b), (d), (e) or (h) of Section 7.1, the Company shall reimburse to Purchaser all of Purchaser's reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby. The provisions of this Section shall survive the termination of this Agreement.

         5.4. No Negotiations. The Company will not, directly or indirectly, solicit the submission of any proposal, offer, tender offer or exchange offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company (any of the foregoing, an "Acquisition Proposal"). The Company shall promptly notify Purchaser if any Acquisition Proposal, or any inquiry from or contact with any person with respect thereto, is made, and shall keep Purchaser informed on a timely basis as to the status of such Acquisition Proposal, inquiry or contact, including the identity of the person or persons making the Acquisition Proposal, inquiry or contact, and the material terms thereof. As of the date hereof, the Company has not received and is not considering any outstanding Acquisition Proposal.

         5.5. Notification of Certain Matters. Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure, discovery or information would result in or would reasonably be expected to result in any representation or warranty on its part contained in this Agreement to be untrue or inaccurate when made, at the Effective Date or at any time prior to the Effective Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.6.  Access to Information; Confidentiality.

                  (a) The Company shall permit Purchaser full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy), to Purchaser and to the internal auditors, employees, attorneys, accountants and other representatives of Purchaser all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Company, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to its real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Purchaser may have a reasonable interest, including, without limitation, its interest in planning for transition with respect to the business of the Company; provided, however, that the foregoing rights granted to Purchaser shall, whether or not and regardless of the extent to which such rights may be exercised, in no way affect the nature or scope of the representations, warranties and covenants of the Company set forth herein.

                  (b) All information furnished by the Company pursuant hereto shall be treated as the sole property of the Company until the Effective Date, and, if the Effective Date shall not occur, Purchaser shall, at the option of the Company, return to the Company, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, Purchaser shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. In the event that this Agreement shall terminate, neither party shall disclose, except as required by law or pursuant to the request of an administrative agency or other regulatory body, the basis or reason for such termination, without the consent of the other party. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in Purchaser's possession prior to the disclosure thereof to Purchaser by the Company, (B) was then generally known to the public, (C) became known to the public through no fault of Purchaser or its representatives or (D) was disclosed to Purchaser by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law or governmental or regulatory authority.

         5.7.  Filing of Tax Returns and Adjustments.

                  (a) The Company will file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that the Company shall not file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Purchaser; provided, further, that the Company shall not make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Purchaser. The Company will provide Purchaser with a copy of appropriate work papers, schedules, drafts and final copies of each federal and state income Tax return or election of the Company (including returns of all Plans) at least seven days before filing such return or election and shall reasonably cooperate with any request by Purchaser in connection therewith.

                  (b) Purchaser, in its sole and absolute discretion, and at its sole cost and expense, will file (or cause to be filed) all Tax returns of the Company due after the Effective Date. After the Effective Date, the Surviving Corporation, in its sole and absolute discretion and at its sole cost and expense, and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of the Company for all Tax periods.

         5.8.     Proxy Statement.

                  (a) For the purposes of holding the meeting of the stockholders of the Company to approve this Agreement and the Merger (the "Meeting"), the parties hereto will cooperate in the preparation of an appropriate information or proxy statement satisfying all applicable requirements of the 1934 Act, applicable Commonwealth and state securities laws and the rules and regulations thereunder (such information or proxy statement, together with any and all amendments or supplements thereto being herein referred to as the "Proxy Statement").

                  (b) Purchaser will furnish the Company with such information concerning Purchaser as is necessary in order to cause the Proxy Statement, insofar as it relates to Purchaser, to be prepared in accordance with Section 5.8(a). Purchaser agrees promptly to advise the Company if at any time prior to the Meeting any information provided by Purchaser in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

                  (c) The Company will promptly prepare and file the Proxy Statement with the SEC and applicable Commonwealth and state securities agencies. Purchaser shall have the right to review and comment on the Proxy Statement. The Company will advise Purchaser promptly of any supplements or amendments to the Proxy Statement, and shall furnish Purchaser with copies of all such documents.

                  (d) The Company will deliver to Purchaser letters relating to the Proxy Statement from Horwath Velez Semprit & Co., PSC, the Company's independent auditors, one dated a date within two business days before the date on which the Proxy Statement shall be mailed to the Company's shareholders and the other dated a date within two business days before the Effective Date, each addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with similar proxy statements.

         5.9. Directors. Immediately prior to the Effective Time, the existing directors of the Company shall submit their written resignations, effective immediately after the Effective Time, at which time the directors of the Purchaser will become the directors of the Surviving Corporation.

         5.10. Reports. The Company will provide to Purchaser copies of all Forms 10-K, 10-Q, and 8-K filed with the SEC by it, between the date hereof and the Effective Date, within two days after the date such reports are so filed.

         5.11.  Stockholder Approval.  The Company will call the
Meeting as promptly as practicable after the date hereof.  The

Board of Directors of the Company will recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval, unless it determines that recommending such approval or using its best efforts to obtain such shareholder approval would result in a breach of its fiduciary duties established under the laws of the Commonwealth.

         5.12. Efforts to Consummate. Subject to the terms of this Agreement, each of Purchaser and the Company agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby.

         5.13. Non-Qualified Deferred Compensation Plan. The Surviving Corporation will not take any action that would affect the rights of the beneficiaries under the non-qualified deferred compensation plan referred to in
Schedule 3.14(b) hereto under "Pension Plans".

                                    ARTICLE 6

                                   CONDITIONS

         6.1. Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

                  (a) Regulatory Approvals. Regulatory approvals for the consummation of the transactions contemplated hereby shall have been obtained from each governmental authority from which approval is required, and all statutory and regulatory waiting periods shall have expired (it being understood by the parties that the only regulatory approvals that the parties believe may be applicable is expiration of the Hart-Scott-Rodino waiting period). None of such approvals shall contain any condition or restriction that would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement.

                  (b) No Injunction. No injunction or other order entered by a Commonwealth or federal court of competent jurisdiction shall have been issued and remain in effet which would prohibit the consummation of the transactions contemplated hereby.

                  (c) No Positive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit the consummation of the transactions contemplated hereby.

                  (d) Stockholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (50% plus one share), being the portion of the Company capital stock required for such approval under the provision of the Company's Charter and Bylaws and the laws of the Commonwealth.

                  (e) Financing. Purchaser shall have obtained all the financing required by it to consummate the Merger.

         6.2. Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

                  (a) Representations and Compliance. The representations and warranties of Purchaser set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as if made at and as of the Effective Date; and the Purchaser shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                  (b) Officers' Certificate. Purchaser shall have furnished to the Company a certificate of the President of the Purchaser, dated as of the Effective Date, to the effect set forth in Section 6.2(a).

                  (c) Solvency Certificate. Purchaser shall have furnished to the Company a certificate from an officer of Purchaser to the effect that, at the Effective Time, after giving effect to the consummation of the Merger, the Surviving Corporation will be "solvent" for purposes of fraudulent conveyance analysis under the U.S. Bankruptcy Code.

         6.3. Additional Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the following conditions:

                  (a) Representations and Compliance. The representations and warranties of the Company set forth in Article 3 of this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as if made at and as of the Effective Date; and the Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

                  (b) Officers' Certificate. The Company shall have furnished to Purchaser a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Effective Date, to the effect set forth in Section 6.3(a).

                  (c) Secretary's Certificates. The Company shall have furnished to Purchaser (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) certificates, dated as of the Effective Date, executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries, certifying to Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate, dated as of the Effective Date, executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries, certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

                  (d) Opinion of Counsel to the Company. Purchaser shall have received an opinion letter, dated as of the Effective Date, addressed to Purchaser from Moreda & Moreda, counsel to the Company, in customary form and subject to customary qualifications, to the effect that:

                           (i)   The Company is a corporation duly organized,
validly existing and in good standing under the laws of the Commonwealth.

                           (ii)  The Company has the requisite corporate and
other power and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted. The Company is licensed or qualified to do business in Puerto Rico which, given the nature of its business and its ownership of property, is the only jurisdiction where the Company is required to be licensed or qualified.

                           (iii) The execution and delivery of this Agreement by
the Company and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under the respective Charter or Bylaws of the Company or, to such counsel's knowledge, (A) any material agreement, arrangement or understanding to which the Company is a party, (B) any material license, franchise or permit or (C) any law, regulation, order, judgment or decree.

                           (iv) The authorized capital of the Company consists
of 4,000,000 shares of the Company Common Stock, 1,401,162 of which are outstanding; all of the issued and outstanding shares of the capital stock of the Company are duly authorized.

                           (v) The Company has the corporate power to consummate
the transactions on its part contemplated by this Agreement. The Company has duly taken all requisite corporate action to authorize this Agreement and this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable in accordance with its terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

                  (e) Best Western Contract. Purchaser shall have received a written acknowledgement from Best Western consenting to the Merger, confirming that the agreement with Best Western shall remain in full force and effect after the Merger, and confirming that no defaults exist under such agreement.

                  (f) Tax Exemption. Purchaser shall have received the consent of the Government of Puerto Rico to the change of control of the Company pursuant to the terms of its tax exemption concession.

                  (g) Environmental Matters. Purchaser shall have received an environmental study of the property of the Company (which shall be paid by Purchaser) that shall not have revealed any material liability (i) not reflected in the Company's 1999 Balance Sheet or otherwise disclosed (including as to the amount thereof) in Schedule 3.8, and
(ii) not reserved against to the satisfaction of Purchaser in the Contingency Escrow or remedied to the satisfaction of Purchaser prior to the Effective Date.

                  (h) No Material Adverse Change. There shall not have occurred any material adverse change in the condition, financial or otherwise, business, assets or prospects of the Company since April 30, 1999, and Purchaser shall not have become aware of any condition or event not disclosed to Purchaser (including in the Schedules hereto) prior to the date hereof or otherwise known to Purchaser on the date hereof that could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, business, assets or prospects of the Company.

                  (i) Director Resignation Letters. The existing directors of the Company shall have submitted their written resignations as contemplated by
Section 5.9.

                  (j) Audited Financial Statements. The Company shall have delivered to Purchaser its audited financial statements as of and for the year ended April 30, 2000, together with the report of its auditors relating to such financial statements.

                  (k) Opinion as to Tax Withholding of Consideration and Extraordinary Distribution. The Purchaser shall have received an opinion of O'Neill & Borges to the effect that the withholding tax treatment of the Consideration and the Extraordinary Distribution proposed by the Company is the appropriate one under applicable law. O'Neill & Borges may require rulings from the appropriate government agencies in connection with such opinion.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         7.1. Termination. This Agreement may be terminated prior to the Effective Date:

                  (a) by mutual consent of Purchaser and the Company;

                  (b) by either Purchaser or the Company, if this Agreement and the Merger are not duly approved by the stockholders of the Company at the meeting of stockholders (or any adjournment thereof) duly called and held for such purpose, or such approval is subsequently revoked;

                  (c) by either Purchaser or the Company, if the Effective Date is not on or before the six-month anniversary of the date hereof (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

                  (d) by Purchaser, (i) if the Company participates in negotiations with, provides nonpublic information to, or enters into any agreement with another party regarding an Acquisition Proposal, or (ii) if the Company's Board fails to recommend to shareholders of the Company approval (or withdraws its recommendation of approval) of the Merger, or (iii) if there shall have occurred any breach of either Section 5.4 or Section 5.11;

                  (e) by Purchaser, if there shall have occurred any breach of any representation, warranty, covenant or agreement of the Company contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.3(a) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to the Company of such breach;

                  (f) by the Company, if there shall have occurred any breach of any representation, warranty, covenant or agreement of Purchaser contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.2(a) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Purchaser of such breach;

                  (g) by the Company or by the Purchaser if Purchaser shall not have obtained all the financing required by it to consummate the Merger on or before the six-month anniversary of the date hereof;

                  (h) by Purchaser if the closing condition set forth in Section 6.3(h) shall have become incapable of being satisfied;

                  (i) by Purchaser under the circumstances set forth in Section 1.4(c) or 1.6(c); or

                  (j) by Purchaser if the holders of 20% or more of the shares of Common Stock of the Company shall have exercised appraisal rights.

         Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

         7.2. Effect of Termination. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability or obligation of any party to the other party to this Agreement, except (a) as provided in Sections 1.9, 5.3, 7.3 and 8.6 and (b) that termination shall not relieve any party from liability for any breach of this Agreement.

         7.3. Termination Fee. The Company hereby agrees to pay to Purchaser, and Purchaser shall be entitled to payment of, a fee of $250,000 if Purchaser terminates this Agreement pursuant to Section 7.1(b) or 7.1(d).

         7.4. Amendment. This Agreement may be amended, but only by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser shall (A) be entitled to revise the structure of the Merger and related transactions, including by requiring that Purchaser be the Surviving Corporation in the Merger; provided that each of the transactions comprising such revised structure shall (i) not subject any of the stockholders of the Company to adverse tax consequences or reduce the amount of Consideration to be received by any such stockholders and (ii) not result in any material delay of the consummation of the transactions contemplated hereby. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         7.5. Waiver. At any time prior to the Effective Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE 8

                               GENERAL PROVISIONS

         8.1. Public Statements. Neither the Company nor Purchaser shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either Purchaser or the Company may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by law. To the extent practicable, each of Purchaser and the Company will consult with the other with respect to any such public announcement or statement.

         8.2. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

                  If to Purchaser:

                           SCI Acquisition Inc.
                           c/o Rogelio Munoz
                           Munoz Boneta & Gonzalez
                           208 Banco Popular Center, Suite 800
                           Hato Rey, Puerto Rico 00918
                           Attention: Mr. J.P. McCloskey
                           Telecopier: (787) 751-0910

                  With copies to:

                           Roberto Corretjer Piquer
                           373 Hostos Avenue
                           San Juan Puerto Rico
                           Telecopier: (787) 759-6503

                           and

                           O'Neill & Borges
                           250 Munoz Rivera Avenue
                           Hato Rey, Puerto Rico 00918
                           Attention: Julio Pietrantoni, Esq.
                           Telecopier: (787) 753-8944

                  If to the Company:

                           Swiss Chalet, Inc.
                           105 De Diego Avenue
                           Santurce, Puerto Rico 00911
                           Attention: Peter Somech and Gustavo Velez
                           Telecopier: (787) 721-3118

                  With a copy to:

                           McConnell Valdes
                           270 Munoz Rivera Avenue
                           Hato Rey, Puerto Rico 00918
                           Attention: Silvestre Miranda, Esq.
                           Telecopier: (787) 759-8282


All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; on the fifth business day after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if telecopied; and the next day after being delivered to an overnight delivery service.

         8.3. Interpretation. When a reference is made in this Agreement to "previously disclosed", it means disclosed in writing to the other party hereto, which writing refers to the relevant Section of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein", "hereinafter", "hereof", "hereto", "hereby" and "hereunder", and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

         8.4. Severable. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

         8.5. Miscellaneous. This Agreement (a) is not intended to, and shall not, confer upon any person other than each party hereto any rights or remedies hereunder; (b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth applicable to agreements made and wholly to be performed in the Commonwealth; and (c) shall not be assigned by operation of law or otherwise (and any purported assignment shall be null and void). This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.6. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties set forth herein shall survive the consummation of the Merger for a period of 18 months after the Effective Date. In addition, if this Agreement is terminated pursuant to Section 7.1, the covenants contained in Sections 5.3 and 5.6(b) shall survive such termination.

         IN WITNESS WHEREOF, the Corporation and the Company have caused this Agreement to be executed on the date first written above by their respective officers.

                                 SCI ACQUISITION INC.



                                 By:
                                    -----------------------------
                                 Name:
                                 Title:


                                 SWISS CHALET, INC.



                                 By:
                                    -----------------------------
                                 Name:
                                 Title: